Exhibit 99

            Dillard's, Inc. Reports February Sales Results

   LITTLE ROCK, Ark.--(BUSINESS WIRE)--March 3, 2005--Dillard's, Inc. (NYSE:DDS) ("Dillard's" or the "Company") announced today that sales for the four weeks ended February 26, 2005 were $653,492,000 compared to sales for the four weeks ended February 28, 2004 of $620,979,000. Sales increased 5% for the four-week period on both a total and comparable store basis.
   During the four weeks ended February 26, 2005, sales in the Central region were slightly above the Company's average trend. Sales were in line with trend in the Eastern region and slightly below trend in the West.
   During the four weeks ended February 26, 2005, sales of lingerie and accessories, shoes and children's apparel significantly exceeded the Company's average trend. Sales of cosmetics, women's apparel, decorative home merchandise and furniture were significantly below trend.
   Dillard's, Inc. is one of the nation's largest fashion apparel and home furnishing retailers. The Company's stores operate with one name, Dillard's, and span 29 states. Dillard's stores offer a broad selection of merchandise, including products sourced and marketed under Dillard's exclusive brand names.

    CONTACT: Dillard's Inc., Little Rock
             Investor Relations: Julie J. Bull, 501-376-5965